Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	MOLECULAR PHARMACOLOGY RECEIVES SHAREHOLDER APPROVAL TO ACQUIRE DRUG DEVELOPMENT COMPANY FOLLOWING SPECIAL MEETING OF SHAREHOLDERS	April 24, 2006

FOR IMMEDIATELY RELEASE

CONTACT:
Ian Downs
Molecular Pharmacology (USA) Limited
888-327-4122

Los Angeles, CA - Monday 24th , April 24, 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) is pleased to announce that at the special meeting of shareholders of the Corporation held on April 21, 2006 (the "Meeting"), the shareholders of the Corporation approved the acquisition of all the shares of Molecular Pharmacology Limited an Australian corporation from Pharmanet Group Limited (the "Acquisition"), as previously announced in the press release of the Corporation dated December 5, 2005 and as described in the Notice of Meeting and Management Information Circular of the Corporation dated March 31, 2006, available on www.sec.gov.

At the Meeting, the shareholders of the Corporation also approved an amendment of the Articles of Incorporation to expressly opt out of certain provisions of the Nevada Corporate Statute and adopted a stock option plan for the Corporation.

The Acquisition is governed by the terms of a share sale and purchase agreement entered into by the Corporation with PharmaNet Group Limited (the "Agreement"), whereby the Corporation has agreed to acquire 100% of the issued and outstanding securities of Molecular Pharmacology Limited. Pursuant to the terms of the Agreement, Pharmanet Group Limited will receive 88 million shares in the Corporation in consideration for 100% of the common stock of Molecular Pharmacology Limited. There is no cash component to the transaction. The shares that Pharmanet Group Limited will receive will be restricted. It is expected that the Acquisition will be completed within the next two weeks from today's date.

The acquisition of MPL Australia will provide the Corporation with an immediate and solid international foundation and will allow it to grow its business into all major geographical markets. The assets and resources of the Australian company and its existing teams and development programs will augment the Corporation's plan to develop safe and effective pain and inflammation management products.

Molecular Pharmacology Limited is an unlisted public company and is a wholly owned subsidiary of PharmaNet Group Limited. Molecular Pharmacology Limited was formed to develop fast acting topical anti-inflammatory and analgesic products through a worldwide exclusive license from Cambridge Scientific Pty Ltd., also a wholly-owned PharmaNet subsidiary. Molecular Pharmacology Limited has established key personnel, a medical team and development and testing capabilities in Australia and Singapore through leading universities, government testing facilities and private research centers. The Corporation will continue to maintain these assets and has moved to secure key employees and relationships going forward.

About Molecular Pharmacology (USA) Limited
Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound. MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL. For more information on MPL USA, please visit www.mpl-usa.com.

Forward-Looking Statements
Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those projected in the forward-looking statements as a result of factors, including: uncertainties associated with product development, the risk that products that appeared promising in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to market its products and ingredients as envisaged, the risks associated with dependence upon key personnel and the need for additional financing.